Exhibit 107

Calculation of Filing Fee Tables

           F-3

(Form Type)

                Kaixin Auto Holdings

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security	Fee	Amount	Proposed	Maximum	Fee Rate	Amount of
	Type	Class	Calculation	Registered	Maximum	Aggregate		Registration
		Title	or Carry		Offering	Offering		Fee
			Forward		Price Per	Price(1)
			Rule		Unit
Fees to be Paid	Equity	Ordinary Shares, $0.00005 par value per share, Preferred Shares, Debt Securities, Warrants, Rights, and Units (1)	Rule 457(o)	(2)	–	$60,500,000 (3)	0.0000927	$5,608.35
Fees Previously Paid	Equity	Ordinary Shares, $0.00005 par value per share, Preferred Shares, Debt Securities, Warrants, Rights, and Units (1)	Rule 457(o)	(2)	–	$19,500,000 (3)	0.0001091 (5)	$2,127.45
Fees Previously Paid	Equity	Ordinary shares, par value $0.00005 per share	Rule 457(c)	45,423,440	–	$81,762,192 (4)	0.0001091 (5)	$8,920.26 (5)
Fees Previously Paid	Equity	Warrants (6)	Rule 457(g)	–	–	–	–	–
Fees Previously Paid	Equity	Ordinary shares, par value $0.00005 per share, issuable upon exercise of the warrants	Rule 457(o)	7,138,863	–	$12,849,953.40 (4)	0.0001091 (5)	$1,401.93 (5)
	Total Offering Amounts					$191,147,249.60		$18,057.99
	Total Fees Previously Paid							$14,253.61
	Total Fee Offset
	Net Fee Due							$3,804.38

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(1)	Pursuant to General Instruction II.C. of Form F-3, the table lists each of the classes of securities being registered and the aggregate proceeds to be raised, but does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit, and proposed maximum aggregate offering price.
(2)	With respect to the primary offering, the registrant is registering an indeterminate number of securities for offer and sale from time to time at indeterminate prices, which shall have an aggregate offering price not to exceed US$80,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Includes consideration to be received by the Registrant, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities. Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $1.80, which is the average of the high and low prices of the registrant’s ordinary shares on August 3, 2021 (such date being within five business days of the date that this registration statement was first filed with the U.S. Securities and Exchange Commission (the “SEC”)) on the Nasdaq Stock Market.
(5)	The fee rate used for the purpose of computing the amount of registration fee was the then effective fee rate on August 4, 2021, the date on which this registration statement was first filed with the SEC.
(6)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.